Proxy Results

   Tri-Continental Corporation Stockholders voted on the following proposals at the Special Meeting of Stockholders on October 7, 2008, in Baltimore, MD. Stockholders voted in favor of the proposals. The description of each proposal and number of shares voted are as follows:

To consider and vote upon the proposed Investment Management Services Agreement between the Corporation and RiverSource Investments, LLC:

            For          Against         Abstain
        59,037,017      4,053,578       1,318,919

To elect ten Directors to the Board:

to hold office until the 2009 Annual Meeting of Stockholders:
                           For            Withheld
Kathleen Blatz          59,585,172      4,824,347
Alison Taunton-Rigby    59,565,701      4,843,818
Pamela G. Carlton       59,582,437      4,827,083
William F. Truscott     59,608,426      4,801,094

to hold office until the 2010 Annual Meeting of Stockholders:
                   For           Withheld
Arne H. Carlson 59,531,396      4,878,123
Anne P. Jones   59,506,844      4,902,676

to hold office until the 2011 Annual Meeting of Stockholders:
                          For            Withheld
Patricia M. Flynn       59,612,890      4,796,630
Jeffrey Laikind         59,542,795      4,866,725
Stephen R. Lewis, Jr.   59,583,415      4,826,106
Catherine James Paglia  59,581,357      4,828,163